                                                                   EXHIBIT 10.1
                                                                 CONFORMED COPY


                             STOCK OPTION AGREEMENT



         STOCK OPTION AGREEMENT, dated as of March 5, 1999 (the "Agreement"), between FORTIS, INC., a Nevada corporation (the "Grantee"), and AMERICAN BANKERS INSURANCE GROUP, INC., a Florida corporation (the "Grantor").

         WHEREAS, the Grantee, Greenland Acquisition Corp., a Florida corporation and a wholly owned subsidiary of the Grantee ("Merger Subsidiary"), and the Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of Merger Subsidiary with and into the Grantor (the "Merger");

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Grantee and Merger Subsidiary have requested that the Grantor grant to the Grantee an option to purchase up to 8,406,559 shares of Common Stock, par value $1.00 per share, of the Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

         WHEREAS, in order to induce the Grantee and Merger Subsidiary to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1.       The Option; Exercise; Adjustments; Payment of Spread.

                  (a) Contemporaneously herewith the Grantee, Merger Subsidiary and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 8,406,559 shares of Common Stock (the "Shares") at a cash purchase price equal to $55.00 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(d) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

                  (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) and applicable insurance regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 8,406,559.

                  (c) If at any time the Option is then exercisable pursuant to the terms of Section l(a) hereof, the Grantee may elect, in lieu of exercising the option to purchase Shares provided in Section l(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to one of the transactions enumerated in Section 2(d) hereof (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the NYSE Composite Tape on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price") or, if Section l(d) is applicable, on the last trading day immediately prior to termination of the Merger Agreement. If, in the case of clause (x) above, the Alternative Purchase Price can be calculated by reference to an all cash amount paid or proposed to be paid for any shares of Common Stock outstanding, such cash amount shall be deemed to be the Alternative Purchase Price; if, in the case of clause (x) above, no shares of Common Stock will be purchased for all cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such property other than cash included in the Alternative Purchase Price. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice or, if Section l(d) is applicable, ending on the last trading day immediately prior to termination of the Merger Agreement, shall be used to calculate the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this Section 1(c), the obligations of the Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

                  (d) Notwithstanding anything in the foregoing to the contrary, it is agreed that if after the delivery by Grantee of the Stock Exercise Notice but prior to the receipt of all regulatory approvals required for the consummation of the purchase of the Shares subject to such Stock Exercise Notice, Grantor or Grantee intends to terminate the

Merger Agreement pursuant to the terms thereof, the party intending to so terminate the Merger Agreement shall provide at least one full business days' notice of such intention to the other party and, if requested to do so by Grantee, Grantor shall take such steps as may be necessary so as to pay to Grantee, not later than immediately prior to such termination, cash by wire transfer in immediately available funds in an aggregate amount equal to the Spread (as defined in Section l(c) above) multiplied by the number of Shares subject to the Stock Exercise Notice (subject to Section 20 hereof).

                  2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

                  (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

                  (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated; and

                  (c) Any approval required to be obtained prior to the delivery of the Shares under the insurance laws of any state or foreign jurisdiction shall have been obtained and be in full force and effect; and

                  (d) (i) any person (other than Grantee or any of its subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) a tender offer, or shall have filed a registration statement under the Securities Act of 1933 (the "Securities Act") with respect to an exchange offer, to purchase any shares of Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the Exchange Act) of which such person is a member shall have acquired beneficial ownership (as such term is defined in rule 13d-3 of the Exchange Act), or the right to acquire beneficial ownership, of 15 percent or more of the then outstanding Common Stock; (ii) any person (other than Grantee or any of its subsidiaries) shall have publicly announced or delivered to Grantor a proposal, or disclosed publicly or to Grantor an intention to make a proposal, to purchase 15 percent or more of the assets or any equity securities of, or to engage in a merger, reorganization, tender offer, share exchange, consolidation or similar transaction involving the Grantor or any of its subsidiaries (an "Acquisition Transaction"); (iii) Grantor or any of its subsidiaries shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or entered into, an agreement, including without limitation, an agreement in principle, with any person (other than Grantee or any of its subsidiaries) to effect or provide for an Acquisition Transaction; (iv) any person shall solicit proxies or consents or announce a bona fide intention to solicit proxies or consents from Grantor's stockholders (x) relating to directors, (y) in opposition to the Merger, the Merger Agreement or any related transactions or
(z) relating to an Acquisition Transaction (other than solicitations of stockholders seeking approval of the Merger, the Merger Agreement or any related transactions); or (v) any person (other than Grantee or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, shares of Common Stock (other than trust account shares) aggregating 15 percent or more of the then outstanding Common Stock. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         3.       The Closing.

                  (a) Except as otherwise provided in Section l(d), any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia, or if the conditions set forth in Section 2(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section l(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates, representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price, or (ii) in the event of a closing pursuant to Section l(c) or Section l(d) hereof, as the case may be, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section l(c) or Section l(d) hereof, as the case may be. Except as otherwise provided in Section l(d), any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

                  (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

         4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that:

                  (a) Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to enter into and perform this Agreement;

                  (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights;

                  (d) except as otherwise required by the HSR Act and applicable insurance laws, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Grantor's charter or by-laws, or any material indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound;

                  (e) no "fair price", "moratorium", "control share acquisition," "interested shareholder" or other form of antitakeover statute or regulation, including without limitation, Sections 607.0901 or 607.0902 of the Florida Business Corporation Act, or similar provision contained in the charter or by-laws of Grantor, including without limitation, Article VIII of Grantor's Third Amended and Restated Articles of Incorporation, is or shall be applicable to the acquisition of Shares pursuant to this Agreement; and

                  (f) the Grantor has taken all corporate action necessary so that any Shares acquired pursuant to this Agreement shall not be counted for purposes of determining the number of shares of Common Stock beneficially owned by the Grantee or any of its Affiliates or Associates (as defined in the Rights Agreement) pursuant to the Rights Agreement, dated as of February 19, 1998, between the Grantor and ChaseMellon Shareholder Services, LLC, as Rights Agent (the "Rights Agreement").

         5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that:

                  (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of Grantee; and

                  (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

         6. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), the Grantor will promptly file an application to list the Shares on the NYSE and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable insurance laws of each state and foreign jurisdiction; provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares on the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary for the consummation of the transactions contemplated.

         7. Repurchase of Shares. If by the first anniversary of the date the Merger Agreement was terminated (the "Merger Termination Date") pursuant to the terms thereof, neither the Grantee nor any other Person has acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock, then the Grantor has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the end of the one year period after the Merger Termination Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase.

         8. Sale of Shares. At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares at the greater of (i) the Purchase Price, or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such sale.

         9.       Registration Rights.

         (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Company.

         (b) If the Common Stock is registered pursuant to the provisions of this Section 9, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request, and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 45 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors, and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and
(ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement, of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

         (c) The Grantee and the Underwriters shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

         10. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

         11. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury will be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:


                  If to the Grantee:

                  Fortis, Inc.
                  One Chase Manhattan Plaza
                  New York, New York 10005
                  Attention:  Jerome A. Atkinson, Senior Vice President
                           and General Counsel
                  fax:  (212) 859-7034
                  phone:  (212) 859-7285

                  with a copy to (which shall not constitute notice):

                  B. Harvey Hill, Jr., Esq.
                  Alston & Bird LLP
                  1201 W. Peachtree Street
                  Atlanta, Georgia 30309
                  fax:  (404) 881-4777
                  phone:  (404) 881-7446

                  If to the Grantor:

                  American Bankers Insurance Group, Inc.
                  11222 Quail Roost Drive
                  Miami, Florida 33157-6596
                  Attention: Chief Executive Officer
                  fax: (305) 256-7110
                  phone: (305) 252-6991

                  with a copy to (which shall not constitute notice):

                  Josephine Cicchetti, Esq.
                  Jordan Burt Boros Cicchetti Berenson & Johnson LLP 777 Brickell Avenue, Suite 500
                  Miami, Florida 33131
                  fax:  (305) 372-9928
                  phone:  (305) 371-2600

                  and

                  Jonathan L. Freedman, Esq.
                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, New York 10019
                  fax:  (212) 259-6333
                  phone:  (212) 259-6680

         13. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Grantor or the Grantee or their successors or assigns, any rights or remedies under or by reason of this Agreement.

         14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         15. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger Subsidiary) or direct or indirect parent companies, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

         16. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

         17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (regardless of the laws that might otherwise govern under applicable Florida principles of conflicts of law).

         19. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement); (ii) 90 days after the Merger Termination Date (the date referred to in clause (ii) being hereinafter referred to as the "Option Termination Date"), or (iii) 18 months after the date hereof; provided that, if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a), (b) or (c) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

         All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

         20. Profit Limitation. Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $100 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock required to be delivered by Grantor pursuant to the Stock Exercise Notice, (b) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (c) reduce the cash payable to Grantee pursuant to Section l(c) or l(d) hereof, (d) pay cash or other consideration to the Grantor, or (e) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $100 million after taking into account the foregoing actions.

         Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $100 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $100 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

         As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section

8.5 of the Merger Agreement and Section l(c) and Section l(d) hereof, (ii) the amount of (x) cash received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 7 or 8 hereof, less (y) the Grantee's purchase price for such Shares, and (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party prior to the first anniversary of the Merger Termination Date, less (y) the Grantee's purchase price for such Shares.

         As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

         21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         22. Public Announcement. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or the applicable rules and regulations of the NYSE.


                           [Signatures on Next Page]

         IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.



                                    AMERICAN BANKERS INSURANCE
                                    GROUP, INC.


                                    By:      /s/ Gerald N. Gaston
                                        ---------------------------------------
                                    Name:    Gerald N. Gaston
                                          -------------------------------------
                                    Title:   President, Chief Executive Officer
                                           ------------------------------------
                                               and Vice Chairman of the Board



                                    FORTIS, INC.



                                    By:  /s/ Jerome A. Atkinson
                                        ---------------------------------------
                                    Name:    Jerome A. Atkinson
                                          -------------------------------------
                                    Title:   Secretary / Senior VP
                                           ------------------------------------